Exhibit (a)(1)(I)

FOR IMMEDIATE RELEASE

Internet Brands, a KKR Portfolio Company, Announces Extension of Tender Offer for All Outstanding Shares of WebMD

NEW YORK, NY — September 6, 2017 — Internet Brands, a KKR portfolio company, announced today that its affiliates, MH Sub I, LLC (“MH Sub I”) and Diagnosis Merger Sub, Inc. (“Diagnosis Merger Sub”), have extended the expiration date of the previously announced cash tender offer to purchase all of the issued and outstanding shares of common stock of WebMD Health Corp. (NASDAQ: WBMD) (“WebMD”) to 5:00 P.M., New York City time, on September 14, 2017, unless further extended.  The tender offer was previously scheduled to expire at 11:59 P.M., New York City time, on September 7, 2017.  MH Sub I and Diagnosis Merger Sub expect the tender offer will be consummated promptly following the expiration date (as extended hereby), subject to the satisfaction of the remaining closing conditions.

The depositary and paying agent for the tender offer has advised Diagnosis Merger Sub that, as of the close of business, New York City time, on September 5, 2017, 744,547 shares of common stock of WebMD were tendered pursuant to the tender offer, representing approximately 2% of the issued and outstanding shares of common stock of WebMD. Stockholders who have already tendered their shares of common stock of WebMD into the tender offer do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Innisfree M&A Incorporated is acting as information agent for Internet Brands in the tender offer. American Stock Transfer & Trust Co., LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone at (877) 456-3524 or banks and brokers may call (212) 750-5833.

About Internet Brands

Headquartered in El Segundo, Calif., Internet Brands® is a fully integrated online media and software services organization focused on four high-value vertical categories: Health, Automotive, Legal and Home/Travel. The company’s award-winning consumer websites lead their categories and serve more than 100 million monthly visitors, while a full range of web presence offerings has established deep, long-term relationships with SMB and enterprise clients. Internet Brands’ powerful, proprietary operating platform provides the flexibility and scalability to fuel the company’s continued growth. Internet Brands is a portfolio company of KKR and Temasek. For more information, please visit www.internetbrands.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between Internet Brands and WebMD, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Internet Brands or WebMD managements’ future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described in WebMD’s periodic reports on file with the Securities and Exchange Commission. These statements speak only as of the date of this press release and are based on Internet Brands’ and WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the proposed transaction. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. Internet Brands and WebMD caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Internet Brands and WebMD do not undertake any obligation to update or revise any of their forward-looking statements to reflect future events or circumstances.

Important Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. On August 7, 2017, affiliates of Internet Brands filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the Securities and Exchange Commission (“SEC”) and WebMD filed the related Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Prior to making any decision regarding the tender offer, WebMD stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9, as they contain important information, including the terms and conditions of the tender offer. WebMD stockholders may obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, NY 10022, Telephone Number (877) 456-3524 or banks and brokers may call (212) 750-5833, the information agent for the tender offer.

Media Contact:

Internet Brands
Media:
Joe Ewaskiw
joe.ewaskiw@internetbrands.com
310-280-4539

KKR
Media:
Kristi Huller or Cara Kleiman
media@kkr.com
212-750-8300